Exhibit 10.3

August 4, 2025
Kurt Wood
RE: Amendment No. 1 to Transition and Separation Agreement
Dear Mr. Wood:
This Amendment No. 1 (this “Amendment”) amends the Transition and Separation Agreement (the “Agreement”), dated June 6, 2024, by and between you and Array Technologies, Inc. (together with its subsidiaries, the “Company”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement.
WHEREAS, the Agreement provides for, among other things, (i) the continued vesting of any unvested time-based restricted stock units of the Company (“RSUs”) outstanding as of September 30, 2024 (the “Separation Date”), in accordance with Section 4.1(c)(i) of the Company’s Executive Severance and Change in Control Plan (as may be amended from time to time, the “Severance Plan”), and (ii) the continued vesting of a pro-rated portion of your unvested performance-based restricted stock units of the Company (“PSUs”) as of the Separation Date, based on actual performance pursuant to Section 4.1(c)(ii) of the Severance Plan and with such pro-ration applied as if you had remained employed by the Company through September 30, 2025; and

WHEREAS, following the amendment set forth herein, the Company has determined to exercise its discretion to provide for a one-time cash payment in exchange for the cancellation of your outstanding and unvested RSUs and PSUs as of the date hereof.
NOW, THEREFORE, BE IT RESOLVED, in consideration of the mutual promises contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Section 3 of the Agreement shall be amended to provide for the following new subsection 3(c):
“3(c)    Notwithstanding anything to the contrary contained herein, the Company shall have the right, in its sole discretion, at any time following the Separation Date to pay you an amount in cash equal to $20,000, less applicable withholdings, in exchange for the full cancellation of your then-outstanding and unvested Company time-based restricted stock units and performance-based restricted stock units (such payment, a “Company-Initiated Payment”). Any Company-Initiated Payment is intended to qualify as a limited cashout under Treasury Regulation 1.409A-3(j)(4)(v)(B) and shall be construed in accordance with such intent; provided, that nothing herein shall be construed as a representation, promise or guarantee by the Company as to the tax treatment of any payment or benefit that may be paid or provided pursuant to this Agreement and in no event shall the Company have any liability relating to a failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.”
2.The Company hereby determines, pursuant to the Agreement as amended by this Amendment, to exercise its discretion to provide for a Company-Initiated Payment in the amount of $20,000, less applicable withholdings, in exchange for the full cancellation of your outstanding and unvested RSUs and PSUs as of the date of this Amendment. The Company-

Exhibit 10.3

Initiated Payment shall be paid within thirty (30) days following the date hereof. You acknowledge and agree that all of your unvested and outstanding RSUs and PSUs as of the date of this Amendment are hereby cancelled with immediate effect and you shall have no further rights with respect to such RSUs and PSUs, except for the right to receive the Company-Initiated Payment.
3.All provisions of the Agreement, unless amended by this Amendment, shall remain unchanged and in full force and effect. All references to the Agreement shall be deemed to be references to the Agreement as amended hereby.
4.The Agreement, as modified by this Amendment, constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Severance Plan, the Continuing Obligations, and your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.
5.The payments and benefits under this Amendment and the Agreement are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be interpreted in a manner consistent with that intention. Notwithstanding the foregoing, nothing herein shall be construed as a representation, promise or guarantee by the Company as to the tax treatment of any payment or benefit that may be paid or provided pursuant to this Amendment or the Agreement and in no event shall the Company have any liability relating to a failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
6.If any portion or provision of this Amendment shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Amendment, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Amendment shall be valid and enforceable to the fullest extent permitted by law.
7.All issues and questions concerning the construction, validity and enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Arizona, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona. Each party agrees to commence any action, suit or proceeding arising out of this Amendment or the transactions contemplated hereby in a United States District Court located in the State of Arizona and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Amendment or the transactions contemplated hereby in such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum. You and the Company (after having the opportunity to consult with counsel) hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Amendment.
8.This Amendment may be executed in any number of counterparts, any of which may be executed and transmitted by DocuSign, facsimile, electronic mail (including “pdf”), and any other means of electronic transmission complying with the U.S. federal ESIGN

Exhibit 10.3

Act of 2000, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.
*    *    *    *    *

Exhibit 10.3

Sincerely,
ARRAY TECHNOLOGIES INC.

By:	/s/ Terrance L. Collins
Name: Terrance Collins
Title: Chief Human Resources Officer

Agreed and Accepted:

By:	/s/ Kurt Wood
Name: Kurt Wood

Date:	Aug. 4, 2025
[Signature Page to Amendment No. 1 to Transition and Separation Agreement]